Consent of Independent Auditors



We hereby consent to the incorporation by reference of our report dated December 6, 2002, which appears in the annual report on form 10-KSB of the consolidated financial statements of Synergx Systems Inc. for the year ended September 30, 2002 in the Registration Statement on Form S-3 and to the reference to our firm under the caption "Expert" in the Prospectus, which is part of this Registration Statement.


/S/ Marcum & Kliegman LLP
Marcum & Kliegman LLP
New York, New York
June 2, 2003